Exhibit 99.1

IPG Photonics Announces Changes to the Board of Directors
OXFORD, Mass. – January 23, 2023 - IPG Photonics Corporation (Nasdaq: IPGP) today announced the election of Greg Beecher to its Board of Directors.

“I am pleased to welcome Mr. Beecher to the Board,” said John Peeler, non-executive Chair of the Board. “He has more than 35 years of broad technology industry experience coupled with deep expertise in accounting and finance. Greg also is an experienced board member having served on the boards of several manufacturers of high tech products. I am looking forward to working with Greg and believe he will be a great contributor to IPG’s strategy given his transformation, diversification and acquisition experience at Teradyne.”
Mr. Beecher is the former Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer of Teradyne. After joining the company as Chief Financial Officer in 2001, he led the acquisition of multiple companies and delivered plans that would allow Teradyne to participate in broader end markets such as industrial automation, material handling and autonomous driving. Prior to joining Teradyne, Mr. Beecher started his career at PwC and rose to the role of Senior Partner in Technology Practice. He received a Bachelor of Science from University of Hartford and a Master of Science in Accounting from Northeastern University.
The Company also announced today that Thomas J. Seifert notified the Company that he will resign as a director of the Company, effective immediately following the Company’s filing of its annual report on Form 10-K and will not stand for election at the 2023 annual meeting of stockholders. Mr. Seifert joined the IPG board in 2014. His decision is not related to any disagreement with the Company on any matter relating to its operations, policies, practices, management or the Board of Directors. John Peeler stated, “On behalf of the Board, I would like to thank Thomas Seifert for his contributions to IPG since he joined the Board in 2014.”
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

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